GREY CLOAK TECH INC.

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this "Agreement") is made and entered into as of August 1, 2016 (the "Effective Date") by and between Grey Cloak Tech Inc., a Nevada corporation (the "Company") and Posner McLane, LLC, a Utah limited liability company (the "Consultant"). Each of the Company and the Consultant shall be referred to as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, the Company is engaged in the detection of advertising click fraud and clean advertising business;

WHEREAS, the Consultant has commercial experience in a variety of business segments related to the business of the Company;

WHEREAS, the Company wishes to engage the consulting services of Consultant; and

WHEREAS, Consultant wishes to provide the Company with consulting services.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficient of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1. CONSULTING SERVICES

The Company hereby authorizes, appoints and engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this Agreement (the "Consulting Services"):

A. assist the Company is developing a comprehensive "go to market" strategy for its current and future technology solutions;

B. assist the Company is identifying and acquiring synergistic technology assets and solutions;

C. assist the Company with identifying strategic partnership opportunities;

D. undertake such duties and exercise such powers in relation to the Company and its business as the Company's Board of Directors shall from time to time assign.

2. TERM OF AGREEMENT

A. Term. This Agreement is effective on the Effective Date and will continue until terminated pursuant to section 2(B) (the 'Term").

B. Termination. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree upon.

C. Survival. The rights and obligations contained in sections 17 and 18 will survive any termination or expiration ofthis Agreement.

3. COMPENSATION TO CONSULTANT

The Consultant shall be compensated as set forth in Exhibit A.

4. REPRESENTATIONS AND WARRANTIES OF CONSULTANT

Consultant represents and warrants to and agrees with the Company that:

A. This Agreement has been duly authorized, executed and delivered by Consultant. This Agreement constitutes the valid, legal and binding obligation of Consultant, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally.

B. The consummation of the transactions contemplated hereby will not result in any breach of the terms or conditions of, or constitute a default under, any agreement or other instrument to which Consultant is a party, or violate any order, applicable to Consultant, of any court or federal or state regulatory body or administrative agency having jurisdiction over Consultant or over any of its property, and will not conflict with or violate the terms of Consultant's current employment or any consulting agreements to which Consultant is a party.

C. Consultant will disclose to any third party with which Consultant may have a potential or actual conflict of interest, and will further disclose to any such third party reasonably requested by the Company, the existence of Consultant's relationship with the Company pursuant to this Agreement.

D. Consultant has the qualifications and abilities to perform the Consulting Services in a professional manner without the advice or control of the Company.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents, warrants, covenants to and agrees with Consultant that this Agreement has been duly authorized, and executed by the Company and is a binding obligation of the Company, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, and except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally.

6. INDEPENDENT CONTRACTOR

It is the express intention of the Parties that Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Consultant or any employee or agent of Consultant. Both Parties acknowledge that Consultant is not an employee for state or federal tax purposes. Consultant shall retain the right to perform services for others during the term of this Agreement. Consultant shall not be entitled to any of the benefits afforded to the Company's employees including, without limitation, workers' compensation, unemployment insurance, vacation or sick pay. Consultant's services will be performed with no direct supervision from the Company; and while the desired result of Consultant's services will be mutually agreed upon, the Company will exercIse no control or direction as to the means and methods for accomplishing this result.

In the performance of Consultant's services, the services and the hours Consultant is to work on any given day will be entirely within Consultant's control. Consultant will perform its services for the Company in a workmanlike manner and in accordance with applicable industry standards.

7. NOTICES

Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; or (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

To the Company: Grey Cloak Tech Inc.

10300 W. Charleston

Las Vegas, NY 89135

Attn: Fred Covely

Facsimile: 8. ASSIGNMENT

with a copy to: Clyde Snow & Sessions, PC

201 S. Main Street, 13th Floor

Salt Lake City, UT 84111

Attn: Brian A. Lebrecht

Facsimile: (801) 521-6280

To the Consultant: Posner McLane, LLC

307 West 200 South

Salt Lake City, Utah 84101

Attn: Michael Pope

Facsimile:

8. ASSIGNMENT

Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

10. CHOICE OF LAW AND VENUE

This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Nevada including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any action brought by any Party hereto shall be brought within the State of Nevada, County of Clark.

11. ENTIRE AGREEMENT

Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the Parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the Parties bereto relating to the subject matter of this Agreement that are not fully expressed herein. The terms of this Agreement will govern all consulting services undertaken by the Consultant for the Company.

12. SEVERABILITY

Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remammg provisions of this Agreement shall not be affected or impaired thereby.

13. CAPTIONS

The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not he deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the Parties, and shall not affect this Agreement or the construction of any provisions herein.

14. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

15. MODIFICATION

No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all Parties hereto.

16. ATTORNEYS FEES

Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees.

17. NON-COMPETE AND CONFIDENTIALITY

A. Consultant shall not, during the term of this Agreement and for a period of one (1) year thereafter: (i) render services to, represent, advise, participate in as an officer, employee, director, partner, promoter, agent of, consultant for or otherwise, any business which is competitive with the business of the Company or any of its subsidiaries, provided that Consultant may own equity of business entities engaging in similar business as that of the Company; (ii) for its own account or for the account of any other person or entity, interfere with the Company's relationship with any of its suppliers, material customers, accounts, brokers, representatives or agents; (iii) call on, solicit, or take away any of Company's customers or potential customers about whom Consultant became aware as a result of Consultant's services to the Company, either for Consultant or for any other person or entity; or (iv) solicit or take away or attempt to solicit or take away any of Company's employees or contractors either for Consultant or for any other person or entity.

B. Confidentiality. Consultant shall maintain in strict confidence all information he has obtained or shall obtain from the Company which the Company has designated as "confidential" or which is, by its nature confidential, relating to the Company's business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Consultant outside of this relationship (the "Confidential Information").

3.3 Nondisclosure and Nonuse Obligations. Consultant will use the Confidential Information solely to perform the Consultant Services for the benefit of the Company. Consultant will treat all Confidential Information of the Company with the same degree of care as Consultant treats his own Confidential Information, and Consultant will use his best efforts to protect the Confidential Information. Consultant will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Consultant will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information. Consultant agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

3.4 Return of the Company Property. All materials furnished to Consultant by the Company, whether delivered to Consultant by the Company or made by Consultant in the performance of Consultant Services under this Agreement (the "Company Property"), are the sole and exclusive property of the Company. Consultant agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company's request. Upon termination of this Agreement by either party for any reason, Consultant agrees to promptly deliver to the Company or destroy, at the Company's option, the original and any copies of the Company Property.

18. WORK FOR HIRE.

Consultant and the Company expressly agree that the Consulting Services is "work made for hire," and Consultant expressly waives and relinquishes any and all authorship, copyright, ownership or other statutory or common law claims to the Consulting Services or any copyrightable work derived therefrom, or any interest or rights in any such work. Consultant further agrees that, in the event it is subsequently determined by a court of competent jurisdiction or otherwise that notwithstanding the foregoing language, Consultant retains any right, title or interest in or to the Consulting Services or any copyrightable work derived therefrom, or any interest or rights in any such work, Consultant irrevocably agrees to sell, transfer and assign any and all such right, title and interest to the Company immediately upon the Company's request for the sum of One Dollar ($1.00).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

"Company"	"Consultant"

Grey Cloak Tech Inc.,	Posner McLane, LLC,
a Nevada corporation	a Utah limited liability company

/s/William Bossung	/s/ Michael Pope
By: William Bossung	By: Michael Pope
Its: CFO	Its: Managing Member
8/1/2016
Director - CFO

EXHIBIT A

COMPENSATION

The Company shall compensate the Consultant as follows:

1. Upon execution of this Agreement, the Company shall issue to Consultant warrants to purchase six million five hundred thousand (6,500,000) shares of the Company's common stock (the "Warrants") in the form attached hereto as Exhibit B.